JOHN HANCOCK FINANCIAL INDUSTRIES FUND Exhibit - Item 77 Sub-Item 77.C. December 1, 2000 Special Meeting To approve the proposal to eliminate the investment restriction requiring the fund to invest more than 25% of its assets in the banking industry as set forth in the Fund's proxy statements. Number of affirmative votes - 65,432,940.228 Number of negative votes - 3,082,918.845 To amend the funds investment restriction on margin purchases and short sales. Number of affirmative votes - 63,000,770.339 Number of negative votes - 4,857,910.394 To amend the funds investment restriction on borrowing money. Number of affirmative votes - 62,637,792.626 Number of negative votes - 5,141,148.000 To amend the funds investment restriction on issuing senior securities. Number of affirmative votes - 63,781,677,736 Number of negative votes - 3,903,090.020 To amend the funds investment restriction on puchasing real estate. Number of affirmative votes - 63,879,648,014 Number of negative votes - 4,072,877.929 To amend the funds investment restriction on purchasing commodities. Number of affirmative votes - 62,713,529,341 Number of negative votes - 5,087,287,976